Exhibit 5.1
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone (713) 524-4110
Facsimile (713) 524-4122

December 21, 2007

Velocity Oil & Gas, Inc.

Re: Form SB-2 Registration Statement

Ladies and Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Velocity Oil & Gas, Inc. (the "Company") covered by a Form SB-2 Registration Statement, (the "Registration Statement"), filed with the Securities and Exchange Commission which relates to the resale of 2,741,500 shares of common stock, $0.001 par value (the "Shares") of the Company.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, it is our opinion that the Shares are duly authorized, and are (or in the case of Shares issuable in connection with the exercise of warrants, will be when validly exercised) legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                                                      Sincerely,

                                                      /s/ The Loev Law Firm, PC
                                                     The Loev Law Firm, PC